NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 28 July 2008

LADISH REPORTS SALES OF $119.0 MILLION AND NET INCOME OF $6.2 MILLIONFOR
2ND QUARTER 2008

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2008 second quarter sales of $119.0 million, a 5% improvement over $113.6 million of sales in the second quarter of 2007. The Company had a net income of $6.2 million, resulting in diluted earnings per share of $0.43 for the second quarter of 2008 versus net income of $10.8 million and $0.74 per share in the same period of 2007. First half 2008 sales of $236.2 million reflect a 12% growth over 2007, with $12.2 million of net income, $0.84 diluted earnings per share in 2008, in contrast to $16.5 million of net income, $1.14 diluted earnings per share, in 2007.

Ladish will host a conference call on Tuesday, July 29, 2008 at 9:00 a.m. EDT to discuss the second quarter performance for 2008. The telephone number to call to participate in the conference call is (800) 344-6491.

	For the Three Months Ended June 30		For the Six Months Ended June 30
(Dollars in thousands, except earnings per share)	2008	2007	2008	2007
Net sales	$118,959	$113,594	$236,156	$211,260
Cost of goods sold	103,452	91,649	205,828	175,625

Gross profit	15,507	21,945	30,328	35,635
SG&A expense	4,841	4,106	9,244	8,048

Operating income	10,666	17,839	21,084	27,587
Interest expense & other	716	630	1,564	1,236

Pretax income	9,950	17,209	19,520	26,351
Income tax provision	3,711	6,438	7,281	9,802
Minority interest in net earnings of subsidiary	20	10	37	20

Net income	$6,219	$10,761	$12,202	$16,529

Basic earnings per share	$0.43	$0.74	$0.84	$1.14
Basic weighted average shares outstanding	14,559,467	14,508,242	14,551,912	14,502,785
Diluted earnings per share	$0.43	$0.74	$0.84	$1.14
Diluted weighted average shares outstanding	14,562,338	14,552,210	14,554,954	14,546,843

more

LCI-08-07

NEWS

(Dollars in thousands)	June 30 2008	December 31 2007
Cash	$4,713	$5,952
Accounts receivable	84,190	75,226
Inventory	115,950	118,187
Net PP&E	164,945	144,110
Other	41,408	37,976

Total assets	$411,206	$381,451

Accounts payable	$48,034	$42,116
Accrued liabilities	18,252	18,343
Senior bank debt	13,900	7,500
Senior notes	46,000	46,000
Pensions	30,406	30,484
Postretirement benefits	34,594	35,454
Stockholders’ equity	220,020	201,554

Total liabilities and equity	$411,206	$381,451

“With revenue of $119.0 million, the second quarter of 2008 was another example of period over period and year over year sales growth for Ladish,” said Kerry L. Woody, Ladish President and CEO. “While we are encouraged by the continued sales growth, we are not satisfied with the level of earnings. In the second quarter, we continued to experience margin pressure from higher raw material prices, higher energy costs and reduced credit from by-product sales. Those challenges along with higher depreciation expense and less than optimal product mix prevented us from duplicating 2007‘s record earnings.”

“The results for the first six months of 2008 were similar to the second quarter. A positive 12% sales increase over the same period in 2007, but a fall off in earnings due to many of the same factors which negatively impacted the second quarter. Looking out at the remainder of 2008 and beyond, we remain optimistic. Our backlog at $619 million and product demand remain strong. The organic expansion programs we have undertaken are nearing completion and will soon bear fruit. The new isothermal press is being assembled and will operate in the third quarter. Pacific Cast’s new furnace and expansion are well under way. Due diligence issues on the potential expansion in Mexico continue at a determined pace. In addition, our recent acquisition of Aerex Manufacturing in July of 2008 will be accretive in 2008 as we further focus on the military helicopter sector.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-08-07